2600 One Commerce Square Philadelphia, PA 19103-7098 T: (215) 564-8099 F: (215) 564-8120
October 2, 2018

Quaker Investment Trust
2500 Weston Road, Suite 101
Weston, FL 33331

Re:	Reorganization of Quaker Investment Trust, a Massachusetts business trust, into Quaker Investment Trust, a Delaware Statutory Trust

Ladies and Gentlemen:

We have acted as counsel to Quaker Investment Trust, a Massachusetts business trust (“QIT-MA”), and Quaker Investment Trust, a Delaware statutory trust (“QIT-DE”), in connection with the Agreement and Plan of Reorganization by and between QIT-DE and QIT-MA, dated as of June 29, 2018 (the “Plan”).  The Plan provides for a transaction (“Reorganization”) involving the transfer of all of the assets of QIT-MA, subject to QIT-MA’s liabilities, to QIT-DE in exchange for shares of beneficial interest, without par value, of each class of each series of QIT-DE that equal the number of shares of the corresponding class and series of shares of beneficial interest, with a par value of $0.01, of QIT-MA outstanding immediately prior to the Closing (as defined in the Plan) on the Effective Date of the Reorganization (as defined in the Plan).  After such exchange, shares of the corresponding class and series of QIT-DE equal to the number of shares of the corresponding class and series of shares of QIT-MA that each shareholder of QIT-MA holds immediately prior to the Closing (as defined in the Plan) on the Effective Date of the Reorganization are to be distributed to such shareholder, subject to the terms and conditions specified in the Plan, followed by the liquidation and dissolution of QIT-MA.  This opinion is provided in accordance with Section 3(e) of the Plan.
In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
A.	The Plan as executed;
B.	The Amended and Restated Declaration of Trust of QIT-MA, as amended and supplemented to date;
C.	The By-Laws of QIT-MA, as amended to date;
D.	Certain minutes of proceedings of the Board of Trustees of QIT-MA, including resolutions adopted by such Board in meetings of such Board;
E.
The Proxy Statement circulated in connection with the most recent Special Meetings of Shareholders of QIT-MA, held on May 23, 2018, as adjourned, together with the Notice of Special Meetings of Shareholders of QIT-MA relating thereto, as well as certain minutes of such Special Meetings of Shareholders;

Quaker Investment Trust
October 2, 2018

F.	QIT-MA’s registration statement on Form N-1A, as current prior to amendment and adoption by, and as amended and adopted by, QIT-DE, each as filed with the U.S. Securities and Exchange Commission; and
G.	A certificate of good standing of QIT-MA issued by the Secretary of State of Maryland as of a recent date, which has been confirmed as to the good standing of QIT-MA on the date hereof.
We have assumed, and therefore have not verified independently, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  We are relying on certificates of the officers of QIT-MA with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of QIT-MA.  Other than our review of the documents set forth above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.  We make no representations as to the scope or sufficiency of our document review for your purposes.
We have assumed that (i) the execution, delivery and performance of the Plan by each of the parties thereto does not and will not conflict with, result in a breach of, or constitute a default or require any consent under, any material agreement, indenture or instrument to which such party is a party or by which such party is bound, (ii) the execution, delivery and performance of the Plan by each of the parties thereto does not and will not violate or conflict with any provision of any judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its respective property, and (iii) no action other than the authorization, execution and delivery of the Plan, the authorization and approval of the Reorganization and the closing of the Reorganization pursuant thereto, has been taken to dissolve or terminate QIT-DE or QIT-MA.
The opinions hereinafter expressed are subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter in effect affecting generally the enforcement of creditors’ rights and to general equitable principles or any principles of public policy limiting the right to enforce indemnification provisions.  In connection with the opinions expressed in paragraph 3 below with respect to the legality, validity and binding nature of the Plan, we express no opinion as to the remedies conferred upon any party by the Plan or the remedy that any court, other governmental body or agency, or arbitrator may grant, impose, or render.
The following opinions are limited to the Federal securities laws of the United States of America and the laws of the Commonwealth of Massachusetts.  The following opinions are given only with respect to laws, regulations or orders that are currently in effect.
Based upon and subject to the foregoing and the following, it is our opinion that as of the date hereof:
(1)	QIT-MA is duly incorporated, vaildly existing and in good standing under the laws of the Commonwealth of Massachusetts; and
(2)
The Plan, the transactions contemplated thereby, and the execution and delivery of the Plan have been duly authorized and approved by all requisite corporate action of QIT-MA and the Plan has been duly executed and delivered by QIT-MA and is a legal, valid and binding agreement of QIT-MA in accordance with its terms.

Quaker Investment Trust
October 2, 2018

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur whether the same are retroactively or prospectively applied.  This opinion is being provided to you, QIT-DE, only and may not be published by you or relied upon in any respect by any third party, without the prior written consent of a partner in this law firm.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

By: /s/ Jonathan M. Kopcsik
Jonathan M. Kopcsik, a Partner